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                                                                    Exhibit 99.1
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                              ACCLAIM ENTERTAINMENT
               APPOINTS GERARD F. AGOGLIA CHIEF FINANCIAL OFFICER

GLEN COVE, NY (AUGUST 15, 2000) - Acclaim Entertainment, Inc. (Nasdaq: AKLM), a developer, publisher and mass marketer of interactive entertainment, today announced the appointment of Gerard F. Agoglia as the Company's Chief Financial Officer. Mr. Agoglia will be responsible for the financial management of the Company, including financial strategic planning. He will report to Gregory Fischbach and Jim Scoroposki, Co-Chairmen of Acclaim Entertainment.

Mr. Agoglia brings to Acclaim over 20 years of corporate financial management experience in the apparel and accessories industries. His background includes securing public and private financing, overseeing mergers and acquisitions and implementing cost-management initiatives.

"We are pleased to welcome Mr. Agoglia to Acclaim," said Gregory Fischbach, Chief Executive Officer of Acclaim Entertainment. "Gerry's broad experience and financial expertise will be invaluable to Acclaim as we position ourselves to meet the challenges that lie ahead during this industry-wide transition period. Gerry's credentials are highly impressive and we are confident that he will play a significant role in securing Acclaim's position as a leading interactive entertainment company."

Prior to joining Acclaim, Mr. Agoglia worked for the Lantis Eyewear Corporation, an international eyewear designer and distributor, where he held the position of Senior Vice President, Chief Financial Officer. At Lantis, Mr. Agoglia was responsible for strategic initiatives, which included several successful acquisitions.

Prior to that, Mr. Agoglia served as the Vice President, Corporate Controller for Calvin Klein, Inc., an international apparel and accessory designer, where he implemented strategic budgeting initiatives in addition to developing resource and financial planning systems.

Earlier in his career, Mr. Agoglia was responsible for investor and shareholder relations, treasury operations, and forecasting and analysis at the menswear manufacturer Baxter International, Inc where he served as Chief Financial Officer and Chief Operating Officer. Previously he held the position of Assistant Corporate Controller with Crystal Brands Inc. after their spin-off from General Mills, with responsibility for the management of acquisition accounting, SEC and managerial reporting.

Mr. Agoglia started his career at Touche Ross & Co. in New York. He earned his MBA in Finance at St. John's University in New York and his BA at Fairfield University in Fairfield, Connecticut. He is a member of the AICPA in New York and Connecticut.




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ACCLAIM ENTERTAINMENT BACKGROUND INFORMATION

Acclaim Entertainment, Inc. is a worldwide developer, publisher and mass marketer of software for use with interactive entertainment platforms including Nintendo, Sony Computer Entertainment and Sega hardware systems, and PCs. Acclaim owns and operates five studios located in the United States and the United Kingdom, and publishes and distributes its software directly in North America, the United Kingdom, Germany, France, Spain and Australia. Acclaim also distributes entertainment software for other publishers worldwide, and publishes comic books and software strategy guides. Acclaim's headquarters are in Glen Cove, New York and trades on the NASDAQ SmallCap market under the symbol AKLM. For more information please visit our website at www.acclaim.com.